UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)            March 18, 2014

HI-TECH PHARMACAL CO., INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

No. 0-20424	11-2638720
(Commission File Number)	(IRS Employer Identification No.)

369 Bayview Avenue, Amityville, New York	11701
(Address of Principal Executive Offices)	(Zip Code)

(631) 789-8228
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 11, 2014, Hi-Tech Pharmacal Co., Inc. (the “Company”), ECR Pharmaceutical Co., Inc. (“ECR”), a wholly owned subsidiary of the Company, and Cameron Durrant entered into a separation agreement and general release (the “Separation Agreement”). By its terms, the Separation Agreement became irrevocable and legally binding on March 18, 2014.

Pursuant to the Separation Agreement, the parties mutually agreed to a termination of Dr. Durrant’s employment with ECR effective March 13, 2014. Under the terms of the Separation Agreement, (i) Dr. Durrant will receive a severance payment in the amount of $550,000 (reduced for applicable deductions); (ii) Dr. Durrant will be entitled the continuation of certain health coverage benefits; (iii) Dr. Durrant will be entitled to retain all previously granted stock options, subject to certain other agreements; and (iv) Dr. Durrant will continue to be subject to certain restrictive covenants until March 13, 2015, and indefinitely in the case of the non-use and non-disclosure of the Company’s and ECR’s confidential information. The parties also agreed to other customary terms and conditions including the return of property and the release of all claims against each other. The foregoing description of the Separtion Agreement is qualified by the actual terms of the Separation Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed in further detail in Item 1.01 above, the Company, ECR and Dr. Durrant mutually agreed to a termination of Dr. Durrant’s employment with ECR, effective at the close of business on March 13, 2014.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Separation Agreement and General Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2014	HI-TECH PHARMACAL CO., INC.

/s/ David S. Seltzer
Name: David S. Seltzer
Title: President and Chief Executive Officer

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Exhibit 99.1 Separation Agreement and General Release

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